Exhibit 99.1

To Our Shareholders,

Throughout much of 2007 and 2008 to-date we have witnessed significant shocks to the U.S. housing and banking industries.  Recent government intervention in the form of an economic stimulus, new comprehensive housing legislation and shoring-up of federally sponsored mortgage enterprises and investment banks demonstrates the severity of the constrained credit and housing industries.

United Mortgage Trust prides itself on its history of successfully adapting to changes in the residential finance market. However, we are not immune to the effects of the severe mortgage and credit market contractions currently present in our country.

Our long term plan includes the transitioning of our investment portfolio to investments that are less directly sensitive to the adverse market conditions and that produce higher yields.  In 2007, in accordance with our plan to transition our investment portfolio, we reduced our investment in interim loans and repaid all corresponding bank debt.  The repayment of bank debt associated with management’s decision to reduce our investment in interim loans has resulted in a decrease in portfolio leverage and a corresponding decrease in portfolio yield and earnings.  We estimate an approximate 16% decrease in gross revenue as a result of deleveraging our portfolio.  Further, in accordance with management’s decision to discontinue the purchase of construction loans and aggressively liquidate assets securing construction loans purchased, we have increased loss reserves which adversely impact current earnings.  The decreased earnings resulting from our portfolio shift and related use of leverage is an expected consequence and we believe we will realize improved portfolio performance in the long term as a result of these actions.

Our management recognizes the importance of leverage to achieving our yield expectation.  We intend to re-introduce leverage to the portfolio as we grow our investments; however, tight credit markets present a challenge to obtaining leverage as banks nationwide are experiencing liquidity issues.  Our advisor is negotiating credit facilities with regional lenders and is pursuing the financing of individual assets and pools of assets as a practical method to achieving our leverage goal.  We expect the repositioning and leveraging of our investment portfolio will not be complete until the 2nd quarter of 2009.  We will not be able to maximize yields on our investments until we are successful in leveraging our investments.

In December 2006 we discontinued the purchase of construction loans originated by Residential Development Corp. The liquidation of the construction loan portfolio has been actively managed throughout 2007 and into 2008 reducing our investment from over $25MM to less than $9MM.  We expect to have liquidated substantially all of the remaining construction loan assets by year end 2008; however the loss reserves associated with the liquidation of the properties securing the construction loans have depressed our current earnings.

Effective July 1, 2008 United Mortgage Trust has elected to set the monthly dividend rate at 6.0% (annualized). Coupled with the first and second quarter dividends paid at 7.5%, the present rate, forecasted through year-end, would result in a 2008 dividend rate of 6.75%.

Earnings for the six month period ended June 30, 2008 were $.55 per share or an annualized rate of 5.5%.  Our earnings have been affected by the elimination of leverage in our portfolio and in particular, second quarter earnings have been significantly impacted by increased loss reserves primarily associated with the aggressive liquidation of our construction loan portfolio.

Although our pro-active measures served to minimize the impact to our earning throughout 2007 and the first half of 2008, the extended time-line to complete our investment objectives, the lack of leverage and the aggressive liquidation of sub-performing assets will result in lower earnings throughout the remainder of 2008 and into 2009.  Once we have completed the investment shift, added appropriate leverage to the portfolio and liquidated sub-performing assets, we expect our earnings to improve which should, in turn, permit us to increase our dividends.

Our dividend rate is set periodically by our Board of Trustees.  Our current dividend policy calls for the distribution of 90% of our distributable income and retained earnings of 10% of our distributable income.  The retained earnings serve to increase our underlying share value.  Our Trustees will next review our dividend rate after the end of the 3rd quarter 2008.  It is, of course impossible to predict the future with any degree of certainty, and we cannot guarantee any particular level of dividends at any time.

In summary, we reduced the amount of interim and construction loans in anticipation of, and in response to, credit market issues.  In reducing the size of our investment portfolio we correspondingly repaid our bank borrowings.  In the near term lower leverage and decreased amount of investments will suppress our earnings; in the long term the shift of our investment portfolio and re-introduction of leverage will serve to build income.  We will continue to adapt to changes and opportunities in the residential real estate finance market as we manage through correcting credit and housing markets.  Our long term focus remains on increased earnings and increased liquidity for our Shareholders.

Thank you for your continued confidence in the United Mortgage Trust team.

Sincerely,

Todd Etter
Chairman, UMT Holdings, LP

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This letter includes forward looking statements that involve known and unknown risks, uncertainties, and other factors, including our ability to find suitable mortgage investments, the difficulties of the real estate industry generally in response to the “sub-prime crisis”, changes in the overall economic environment, the requirement to maintain qualification as a real estate investment trust and other risk factors detailed in the company’s Securities and Exchange Commission filings.  Those factors may cause our actual results, performance, or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.